Exhibit 99.1

DATA — DATATRAK International, Inc.

Q2 2008 Earnings Conference Call

August 6, 2008

Officers

Jeff Green; DATATRAK International; CEO

Ray Merk; DATATRAK International; VP, CFO

Analysts

Clayton Ripley; Bares Capital Management; Analyst

Chris Ryder; Lucrum Capital; Analyst

Steve Kohl; Mangrove; Analyst

Presentation

Operator: Good afternoon and welcome to the DATATRAK International 2008 second quarter earnings conference call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. An operator will give instructions on how to ask a question at that time. (OPERATOR INSTRUCTIONS) Please note this conference is being recorded.

Before beginning the conference, DATATRAK management would like to remind you that in discussing the Company’s performance today, there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainty. DATATRAK’s results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see DATATRAK’s Form 10-K for the year ended December 31st, 2007, filed with the SEC.

Now I would like to turn the conference over to Dr. Jeff Green. Dr. Green, please go ahead, sir.

Jeff Green: Thank you, Michael. Welcome everyone to our conference call for the second quarter of 2008. On this call we will discuss three main topics, which are financial results for the second quarter and year-to-date, progress in the Japanese market with our strategic partner NTT DATA, and a brief overview of the recent DIA meeting in June, and an early status report on our recently announced strategic options initiative with Healthcare Growth Partners.

We can now begin with a financial summary of the current quarter. As usual, we will leave plenty of time for Q&A.

Revenue for the second quarter of 2008 was $2.2 million. This compared to $3.1 million for the second quarter of 2007, representing a 27% decrease year-over-year. Revenue for the first six months of 2008 was $4.3 million, which compared to $6.6 million for the same period in ’07, representing a 34% decrease year-over-year.

The gross profit margin for the second quarter of this year was 60%, compared to 55% in this year’s first quarter. The improved gross profit was primarily a result of an 8% increase in revenue coupled with a 4% decrease in direct cost compared to this year’s first quarter. We look forward to continuing to bring our gross profit margins back to where they have historically centered around the 70 to 75% range.

The net loss for the quarter was $16 million or one point — $1.17 per share, basic and diluted. This compared with a net loss of $3 million or $0.22 per share on a basic and diluted basis for the same period in ’07. The $16 million loss includes $12,763,000 of asset impairment charges, $579,000 of severance expense, and a tax provision of $385,000. The impairment charge was for $10,856,000 of goodwill and one point — approximately $1.9 million of software and other intangible assets. Year-to-date, the net loss was $18.2 million or $1.33 per share, basic and diluted. These results compared with a net loss of $4.9 million or $0.38 per share for the first six months of 2007.

Our cash balance at the end of the second quarter was approximately $4.5 million. Cash declined approximately $1.5 million in the second quarter from the March 31st balance of approximately $6 million. Backlog at the end of the second quarter was $13.2 million. Backlog at the end of December was 13. Backlog as of today is approximately $12.6 million.

A few notes on some operational statistics. Since questions are usually asked in this area, we’ll address them upfront. The number of current revenue-generating trials is approximately 90, up 13% from 80 trials at the end of the first quarter. During the second quarter, we added $1.6 million of new backlog as a result of new projects, as well as changes in scope of some current trials.

Since the end of the first quarter of this year, we have added two new clients to DATATRAK, one based in North America and one through NTT’s efforts based in Japan.

I’d like to say a few words about our progress with NTT during this quarter. We are pleased to be able to report that during the second quarter, NTT DATA was successful in obtaining verbal approval for its first set of trials for the eClinical platform in the Japanese market. Most of these projects are set to begin in the fall and formal contracts are being finalized between these clients and NTT at this time. These contracts include two customer relationships, one of which is a new client to DATATRAK software, another client comes from the Japanese headquarters of a customer that we have previously had as a client from their North American office, indicating the leverage and expansion possible because of our relationship with NTT. These initial sets of contracts won by NTT encompass a total of nine trials to be initiated over the next year, involving an estimate of approximately 1,000 enrolled patients. All of the trials are Phase II studies.

DATATRAK is expected to assist NTT in the delivery of services on these projects. DATATRAK and NTT believe that there are many more significant opportunities that can be realized within the Japanese market for electronic clinical trials. Potential new customers include those that are new to the benefits of working with an e-Clinical platform, as well as those that are drawn to the distinct architectural advantages of DATATRAK’s platform versus competitors.

I’d like to say a few brief notes about the annual DIA Trade Show which was held in Boston in June. DATATRAK attended the annual DIA meeting with our normal trade show presence. Overall this was a successful meeting for DATATRAK as evidenced by a signed contract from a new client directly as a result of discussions at the DIA. This client came to our booth with the specific agenda of locating a new software provider for their trials, as they were dissatisfied with their current technology that they were using. Provided that their experience with DATATRAK e-Clinical is successful, they have indicated the plan to run their entire pipeline of trials with our platform.

There were many other instances of potential new customer opportunities and requests for follow-up meetings that we are in the process of pursuing. I would have to say that a common theme emanating from many of our meetings and discussions with potential new customers was a significant level of frustration with current integration efforts among the different software applications that are utilized in clinical trials. This provides a real opportunity for our approach with a unified platform, as our e-Clinical software solves this large headache which appears to be intensifying throughout the industry.

Say a few words about the strategic options initiative, although that is early in its process. As everyone knows, we announced in late July a strategic options initiative intended to maximize shareholder value through a variety of possible outcomes. In order to assist DATATRAK in these efforts, the Company retained the services of Healthcare Growth Partners, a boutique investment banking firm specializing in the area of healthcare information technology.

While efforts at DATATRAK are ongoing to maximize operational efficiencies to aggressively increase sales and to work hard to grow the Company, we felt it was appropriate to take additional steps to evaluate a variety of possible strategic options. In particular, Healthcare Growth Partners will assist us to investigate and determine the value large healthcare technology or other clinical trials-related companies might see in DATATRAK to leverage our presence, experience, and products within this market.

I am pleased to tell you that we have already entered into early stage discussions with several interested parties and expect a number of others will emerge in the coming weeks as our process matures. While we will decline to speculate on the outcome of this effort or on a possible valuation others might place on the Company, we feel strongly that if placed in the proper and financially stable environment, our DATATRAK e-Clinical platform would represent a very wise choice for a company that has interest in this sector.

While I am optimistic about our efforts with Healthcare Growth Partners, there is no assurance that this process will result in any specific transaction or in any changes to the Company’s current direction.

In summary, much work, effort and investment has gone into positioning our Company and our e-Clinical platform for this market. And based upon some of the reactions at the DIA meeting that have already been mentioned, there are developing signs that our visions are correct in content if not timely in their appearance. It is because of the shortfalls that we have had in predicting the proper timing of market transitions in this sector, that this strategic initiative approach is the correct one at this time.

Lastly, specifically related to the indemnification disclosure in the press release today associated with representation and warranties at the time of the acquisition in 2006, we cannot elaborate any further beyond the wording in the announcement at this time pertaining to this issue.

Thank you, and we would be happy to address any other questions that you might have.

Questions and Answers

Operator: (OPERATOR INSTRUCTIONS) And our first question comes from [Clayton Ripley] of Bares Capital Management.

Clayton Ripley: Hi. Good afternoon.

Jeff Green: Hello.

Clayton Ripley: If this deal with the Healthcare Growth Partners doesn’t result in any sort of transaction, what options do you have to raise capital for the Company? Do you have a line of credit that you have available to tap?

Jeff Green: No, we do not at this point in time. We found out in our experience in the PIPEs that we’ve done in the past, although it would be particularly unattractive from the pricing standpoint, that there’s always an option to raise capital. There are always groups out there looking for a particularly good deal. That would obviously be one of the last things on our list to pursue. But that would be our only option if there were not a transaction that could be accomplished.

Clayton Ripley: Did you have a line of credit as of last question? Didn’t — wasn’t that on the call last quarter?

Ray Merk: Yes. Clayton, this is Ray Merk here.

Clayton Ripley: Okay.

Ray Merk: Yes, the line of credit is tied into the investment balance that we talked about last quarter.

Clayton Ripley: Okay.

Ray Merk: So it’s a certain percentage. It’s a high percentage. But it’s all tied into the investment balance, the actual cash balance.

Clayton Ripley: Okay. So at what level is that available to you?

Ray Merk: Right now it’s approximately $1.5 million. But again, it’s tied into that cash balance, a required deposit.

Clayton Ripley: Okay. The notice from NASDAQ of the delisting was — gave you until December 8th. What does it take to — I read on there that you can have some steps to get additional compliance period. What would that take? I guess it said on there Rule 4310. Have you looked into that? And what are the odds of meeting those requirements?

Ray Merk: Neither of us are certainly experts on that area. As best as I understand it, you have to be above $1.00 per share for at least 10 consecutive days and the SEC or NASDAQ can require it be extended to 20. I’m not aware of the rule that you’re talking about. We’d have to ask our counsel about that.

Clayton Ripley: Okay. The main thing is the $1.00 share price?

Ray Merk: Yes, that’s pretty well understood by us, but I’m not aware of the other rule that you cited.

Clayton Ripley: Okay. And then the third thing you talked about, is that that you will not expand on anymore, is that related to the ClickFind interest? You said the indemnification disclosure. Is that what you were talking about?

Jeff Green: No, it’s separate from the note.

Clayton Ripley: Okay. If you lose this ClickFind interest arbitration, how much is due and then when is that due? When does the arbitration occur?

Jeff Green: We stated also in the release that the $3 million note is due in February of ’09.

Clayton Ripley: What about the interest, will the interest that’s been accruing will that all be due at the time when the arbitration closes?

Jeff Green: That will have to be dealt with in mediation.

Clayton Ripley: Okay. Okay. Thanks.

Jeff Green: Yes.

Operator: And the next question we have comes from [Chris Ryder] of Lucrum Capital.

Chris Ryder: Good afternoon.

Jeff Green: Hey, Chris.

Chris Ryder: With all the charges, what’s with the run rate SG&A, quarterly run rate for SG&A?

Ray Merk: Chris, this is Ray Merk here.

Chris Ryder: Yes.

Ray Merk: Okay. Again, we don’t give out the forecasted numbers. Again, the run rate, we would look at right now it’s just what the current quarter has been, but we’re not giving out that forecasted figure.

Chris Ryder: What’s the, I guess it’s been talked about before, the run rate gross revenue dollar at the 60% margin that is necessary to have for you to no longer burn cash?

Ray Merk: Right. Right. We’re estimating that right now in the $12 to $14 million range. I know we spoke last call $16 to $18 million. So we look at that as $12 to $14 million right now.

Chris Ryder: Okay. So the run rate revenue has gone from $4 million a quarter down to about $3 million a quarter. Is that — $16 to $18 million down to $12 to $14 million?

Ray Merk: Correct.

Chris Ryder: Okay. And do you anticipate any other cash burn, significant cash burn between now and year end?

Ray Merk: Again, we don’t forecast. We don’t give out the cash forecast information going forward.

Chris Ryder: Yes.

Ray Merk: I don’t have anything there.

Chris Ryder: Okay. Thank you.

Ray Merk: Yes.

Operator: The next question we have comes from Steve Kohl of [Mangrove].

Steve Kohl: Good afternoon, guys. Two questions. One, could you maybe expand a little bit, Jeff on, you know, you told us a little bit that you’ve engaged the firm to help you. And what gives you the — maybe a little bit more color in terms of what gives you the comfort since you’re pretty much banking on this resulting in a transaction, since, if I heard you right, in terms of other financing options are not terribly attractive. So I presume your thought process is that there’s likely to be some — a rainbow at the end of this that we want to be on.

Can you give us a little bit more color on what you’re seeing there and why do you feel that comfort — why you feel that comfort level?

Jeff Green: Well, we’ve had — we had two companies approach us before we engaged Healthcare Growth Partners and we’ve already several discussions with each of them.

Steve Kohl: Okay.

Jeff Green: So they self-identified before we went down that path. One of them is in the clinical trials industry, the other one is outside of it but is interested in getting into the healthcare technology area.

Steve Kohl: Okay.

Jeff Green: So we were already being tracked, if you will, by them. And the status with Healthcare Growth Partners is early. We are finalizing our offering memorandum. They are making calls to a listing of probably between 40 and 50 companies that we’ve gone through with them. They’re securing confidentiality agreements with those groups. And once those are secured, we will send out the offering memorandum, likely sometime next week.

Steve Kohl: Okay. And the timing on these things, and, obviously, it’s hard to predict, but is there a date that we should key in on by the end of the year? by the end of the first quarter of next year? How should we look at this process kind of playing out?

Jeff Green: Well, I think that, and I’ve stated it publicly at least in the local paper, I think we’ll have a lot of clarity by the end of October of what’s going to — going to occur here and what the likelihood is and who the interested parties are and the sort of meetings that we’re able to have with folks.

At the same time, as we also said in the release today, we’re signing new business. We’re adding new customers. Things are — things are far away from a standstill. We’ve done I think quite a bit in the cost-cutting area to lengthen our runway and give ourselves some more time. So there’s new business and new clients being added at the same time. It’s just that all — if you look at this entire sector, all of the companies, including DATATRAK, that are living on the trial-by-trial commitment level in this industry are all struggling at this point in time.

Steve Kohl: Yes. No, I’m —

Jeff Green: We are certainly not alone. And that is a — that’s a composition of this industry and the way that they run their trials and the way most of them do their business and it’s just very difficult to get long-term visibility. However, placing this technology, as I said, in a stable financial environment, and especially stripping out the public company costs, which we carry with us each year, which is probably between $1 million to $1.5 million, you’ve got yourself a nice little business growth with a very high gross profit margin under the right environment.

Steve Kohl: And I know it’s hard, Jeff, when you deal with companies, obviously given where we are in this process. But as they approach you, in the early going have they been reasonable in their demands and understanding where your situation is and understanding the value of what you’ve developed and the technology that you have?

Jeff Green: Well, certainly, the company that is in this area already understood clearly. And I would have to say that they were very enthusiastic and saw a real opportunity.

Steve Kohl: Okay. And one last one, just on ClickFind, I’m a little confused. I know that — should we read into this that in — essentially by not resolving whatever restructure terms of this, that they are hoping for the sale of the business and to tackle it at that point? Or how should we — how should we look at that, I guess is what I’m trying to get at?

Jeff Green: I can’t really comment on what they would be looking at. All we said is that we’re not currently negotiating that note at this point in time and that that’s completely separate from the representation and warranty issue highlighted in the press release.

Steve Kohl: Okay. Very good. Thank you very much.

Jeff Green: Yes.

Operator: Dr. Green, Mr. Merk, we currently show no further questions at this time, gentlemen. Would you like me to give the instructions again?

Jeff Green: No, I think that’s fine. We appreciate everyone’s time, and thank you for attending.

Operator: I thank you, gentlemen. That concludes today’s conference. At this time you may disconnect your lines. Thank you.